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                                                                     EXHIBIT 8.1



                       [Sherman and Sterling Letterhead]



Pechiney S.A.
7 Place du Chancelier Adenauer
75116 Paris


                       American National Can Group, Inc.
                                  Common Stock

Ladies and Gentleman:


         We have acted as tax counsel to Pechiney S.A. in connection with the preparation and filing of a Prospectus and Registration Statement on Form S-1, No. 333-7669 dated April 21, 1999, as amended pursuant to which shares of Common Stock of American National Can Group, Inc. (the "Company") are being offered.

         Based upon provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations and administration and judicial interpretations as of the date hereof (all of which are subject to change, possible with retroactive effect, or different interpretations), we are of the opinion that the discussion sets forth under the caption "United States Tax Consequences to Non-U.S. Holders of Common Stock" in the Prospectus, subject to the limitations contained therein, accurately describe the principal United States federal income and estate tax consequences of the ownership and disposition of shares of the Company's Common Stock.

         Very truly yours







LMB/AFS